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                                                        SEC File Number 0-27132
                                                        CUSIP Number 881016109


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K  [ ] Form 20-F   [ ] Form 11-K
             [X] Form 10-QSB[ ] Form N-SAR

For Period Ended:                 March 31, 1997
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                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-QSB
                [ ] Transition Report on Form N-SAR
                For the Transition Period Ended:
                                                ---------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant
                            Terrace Holdings, Inc.
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Former Name if Applicable
                                      N/A
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Address of Principal Executive Office (Street and Number)
                        2699 Stirling Road, Suite C-405
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City, State and Zip Code
                         Ft. Lauderdale, Florida 33312
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b)  The subject annual report, semi-annual report, transition report on
[X] Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the specified due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)



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PART IV - OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification.

     Adam D. Fishman, Esq.               312                  726-1224
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               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer
     is no, identify report(s).                             [X] Yes [ ] No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            Terrace Holdings, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  May 14, 1997                      By /s/ Samuel H. Lasko
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                                               Samuel H. Lasko, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                 United States
                      Securities and Exchange Commission
                               Washington, D.C.

                                  Form 12b-25

                          NOTIFICATION OF LATE FILING


PART III-NARRATIVE

     The Registrant's Form 10-QSB for the period ended March 31, 1997, could not be filed within the prescribed time period because the 1997 Passover season, which comprises a significant portion of the Registrant's business, and to which management devotes significant amounts of time to its operations, occured much later in the Spring than in previous years and the person responsible for gathering the required information was unable to complete the task.